Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Putnam Funds Trust

We consent to the use of our report dated January 9, 2020, with respect to the financial statements of Putnam Short-Term Municipal Income Fund, a series of Putnam Funds Trust, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 24, 2021